Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (No. 333-263552, 333-254340, and 333-249555) on Form S-8 and the registration statement (No. 333-263553) on Form S-3 of our report dated February 29, 2024, with respect to the financial statements of Shattuck Labs, Inc.
/s/ KPMG LLP
Austin, Texas
February 29, 2024